Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-146483, 333-132996 and 333-132992 on Form S-3 and Registration Statements No. 333-132933, 333-134080, 333-141023 and 333-147132 on Form S-8 of Duke Energy Corporation of our report dated March 14, 2007 (February 5, 2008 as to Note 18), relating to the consolidated financial statements and financial statement schedule of DCP Midstream, LLC and subsidiaries as of and for the years ended December 31, 2006 and 2005, appearing in this Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2007.

\s\ DELOITTE & TOUCHE LLP

Denver, Colorado

February 29, 2008